Exhibit 5.1

LOCKE LIDDELL & SAPP LLP

ATTORNEYS & COUNSELORS

3400 JPMORGAN CHASE TOWER 600 TRAVIS		(713) 226-1200 (713) 223-3717
HOUSTON, TX 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS • WASHINGTON, D.C.	www.lockeliddell.com

August 15, 2006

Board of Directors

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation (“Sterling Bancshares”), in connection with the proposed issuance by Sterling Bancshares of up to 3,050,356 shares (the “Shares”) of common stock, par value $1.00 per share, of Sterling Bancshares. The Shares are proposed to be offered to the holders of common stock, par value $1.00 per share, of BOTH, Inc., a Texas corporation (“BOTH”), in connection with the merger of BOTH with and into Sterling Bancshares with Sterling Bancshares as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of July 25, 2006, as amended, between Sterling Bancshares and BOTH (the “Merger Agreement”). This opinion is being delivered in connection with Sterling Bancshares’ Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended, pursuant to the Merger Agreement.

As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and certificates of public and corporate officials as we have deemed necessary for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Merger Agreement and certificates and written statements of or from representatives of Sterling Bancshares and others and assume compliance on the part of all parties to the Merger Agreement with their covenants and agreements contained therein.

Based upon and subject to the foregoing and subject also to the further comments and limitations set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Sterling Bancshares to the shareholders of BOTH as described in the Merger Agreement have been duly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the State of Texas.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Gregory C. Hill

Gregory C. Hill

For the Firm